Exhibit 99.1

B. Riley Principal 150 Merger Corp. Announces the Separate Trading of its Common Stock and Warrants, Commencing April 9, 2021

NEW YORK, April 2, 2021/PRNewswire/ -- B. Riley Principal 150 Merger Corp. (Nasdaq: BRPMU) (the “Company”) announced today that, commencing April 9, 2021, the holders of the Company’s units (the “Units”) may elect to separately trade the shares of Class A common stock (the “Common Stock”) and warrants (the “Warrants”) included in the Units. The Common Stock and Warrants that resulting from the unit separation will trade on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “BMPM” and “BRPMW”, respectively. Units that are not separated will continue to trade on the Nasdaq under the symbol “BRPMU”. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Common Stock and Warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of the Units was made only by means of a prospectus, copies of which may be obtained from B. Riley Securities, Inc. at 299 Park Avenue, New York, New York 10171, by telephone at (800) 846-5050 or by email at prospectuses@brileyfin.com.

About B. Riley Principal 150 Merger Corp.

B. Riley Principal 150 Merger Corp. is a blank check company incorporated as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. It may pursue an initial business combination target in any business or industry. While the Company may pursue an initial business combination target in any industry or geographic region, it intends to focus on established businesses that have an aggregate enterprise value of approximately $300 million to $1 billion and would benefit from access to public markets and the operational and strategic expertise of its management team and board of directors. The Company will seek to capitalize on the significant experience of its management team in consummating an initial business combination with the ultimate goal of pursuing attractive returns for shareholders. The Company is sponsored by an affiliate of B. Riley Financial, Inc. (Nasdaq: RILY). Visit https://brileyfin.com/principalmergercorp for more information.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:	Media:
Daniel Shribman	Jo Anne McCusker
dshribman@brileyfin.com	jmccusker@brileyfin.com
(212) 457-3300	(646) 885-5425

SOURCE B. Riley Principal 150 Merger Corp.